                                            Filed Pursuant to Rule No. 424(b)(3)
                                                              File No. 333-85725
                                 THE KROGER CO.

                               Exchange Offer for

                    $250,000,000 6.34% Senior Notes due 2001
                    $350,000,000 7.25% Senior Notes due 2009
                    $300,000,000 7.70% Senior Notes due 2029
                             ----------------------
      Guaranteed by our subsidiaries listed on page 36 of this prospectus.
                            ------------------------

     - Expires 5:00 p.m., New York City time, on October 18, 1999, unless extended.

     - All old notes issued on June 25, 1999 that are validly tendered and not withdrawn will be exchanged for new notes.

     - The only conditions to completing the exchange offer are that it does not violate applicable law or any applicable interpretation of the staff of the SEC and that no injunction, order or decree has been issued that would prohibit, prevent or materially impair our ability to proceed with the exchange offer.

     - You may withdraw your tender of old notes at any time prior to the expiration of the exchange offer.

     - The exchange will not be a taxable event for U.S. federal income tax purposes.

     - The terms of the new notes to be issued in the exchange offer are substantially identical to those of the old notes, except for some transfer restrictions, registration rights and liquidated damages relating to the old notes.

     - The old notes are, and the new notes will be, fully and unconditionally guaranteed, jointly and severally, on a senior unsecured basis by most of the subsidiaries of our company.

     - Affiliates of our company may not participate in the exchange offer.

     - There is no existing market for the new notes, and we do not intend to apply for their listing on any securities exchange.

     Please refer to "Risk Factors" beginning on page 11 of this document for important information.

                             ----------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ----------------------

               The date of this prospectus is September 7, 1999.

     THIS PROSPECTUS INCORPORATES BY REFERENCE IMPORTANT BUSINESS AND FINANCIAL INFORMATION IN DOCUMENTS THAT ARE NOT CONTAINED IN OR DELIVERED WITH THE PROSPECTUS. THESE DOCUMENTS ARE AVAILABLE WITHOUT CHARGE UPON REQUEST FROM PAUL HELDMAN, 1014 VINE STREET, CINCINNATI, OHIO 45202-1100, TELEPHONE NUMBER (513) 762-4000. TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY OCTOBER 13, 1999.

                                ---------------

                               TABLE OF CONTENTS

WHERE YOU CAN FIND MORE INFORMATION.........................    1
PROSPECTUS SUMMARY..........................................    2
THE COMPANY.................................................    2
THE EXCHANGE OFFER..........................................    2
SUMMARY OF THE TERMS OF THE NEW NOTES.......................    7
SELECTED FINANCIAL DATA.....................................    9
CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES.............   10
RISK FACTORS................................................   11
  Our significant indebtedness could adversely affect us by
     reducing our flexibility to respond to changing
     business and economic conditions and increasing our
     borrowing costs........................................   11
  We cannot assure you that Kroger and Fred Meyer will be
     successfully combined or that Fred Meyer's recent
     acquisitions will be successfully combined.............   11
  We may not achieve the expected cost savings and other
     benefits of the merger and we will have significant
     merger related costs that will have a material negative
     effect on our results of operations....................   12
  The guarantees of the notes by our subsidiaries may be
     inadequate.............................................   12
  Federal and state statutes permit courts, under specific
     circumstances, to void guarantees and require the
     return of payments received from guarantors............   12
  You may not be able to sell your notes easily.............   13
  The liquidity of any market for the old notes is likely to
     decline after the completion of the exchange offer.....   13
  If you do not exchange your old notes for new notes, you
     will remain subject to transfer restrictions...........   13
USE OF PROCEEDS.............................................   14
THE EXCHANGE OFFER..........................................   14
DESCRIPTION OF THE NEW NOTES................................   22
FEDERAL INCOME TAX CONSIDERATIONS...........................   30
PLAN OF DISTRIBUTION........................................   33
LEGAL MATTERS...............................................   34
EXPERTS.....................................................   34
FORWARD-LOOKING STATEMENTS..................................   35
LIST OF SUBSIDIARY GUARANTORS...............................   36

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT MAY ONLY BE ACCURATE ON THE DATE OF THIS DOCUMENT.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the SEC a registration statement on Form S-4 under the Securities Act of 1933 with respect to the new notes to be issued in the exchange offer. This prospectus, which forms a part of the registration statement, does not contain all of the information in the registration statement and the exhibits and schedules to the registration statement. Some parts of the registration statement are omitted here in accordance with the SEC's rules and regulations. Any statements made in this prospectus concerning the provisions of various documents are not necessarily complete. In each instance, we refer you to the copy of those documents filed as an exhibit to the registration statement for the full text of those provisions. Each statement is qualified in its entirety by that reference.

     Our common stock is listed on the New York Stock Exchange (symbol KR) and we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549; Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and 7 World Trade Center, Suite 1300, New York, New York 10048. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our electronic SEC filings are also available to the public from the SEC's web site at http://www.sec.gov. In addition, our company maintains a web site at http://www.kroger.com that contains additional information, including news releases about our business and operations.

     The SEC allows us to "incorporate by reference" in this prospectus the information we file with the SEC. This means that we can disclose important information to you by referring you to these documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, which we have already filed with the SEC, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the completion of the exchange offer:

     KROGER SEC FILINGS (FILE NO. 1-303)                          PERIOD
     -----------------------------------                          ------
Annual Report on Form 10-K...................  Year ended January 2, 1999, as amended.
Quarterly Report on Form 10-Q................  Quarter ended May 22, 1999.
Current Reports on Form 8-K or Form 8-K/A....  January 8, 1999; January 15, 1999; January
                                               28, 1999; April 30, 1999; May 10, 1999; May
                                               28, 1999, as amended as of the same date;
                                               June 17, 1999; June 23, 1999; June 25, 1999;
                                               July 20, 1999; August 20, 1999; September 10,
                                               1999; and September 14, 1999.

     You may request a copy of any filings made by us with the SEC, or any of the agreements or other documents that constitute exhibits to those filings, at no cost, by writing or telephoning us at the following address or phone number:

                                 The Kroger Co.
                                1014 Vine Street
                          Cincinnati, Ohio 45202-1100
                                 (513) 762-4000
                            Attention: Paul Heldman

                               PROSPECTUS SUMMARY

     This summary highlights selected information from this prospectus and may not contain all information that is important to you. This prospectus includes specific terms of the exchange offer, as well as information regarding our business and detailed financial data. We encourage you to read this prospectus in its entirety and the other documents referred to in this prospectus.

                                  THE COMPANY

     Kroger was founded in 1883 and was incorporated in 1902. We maintain our corporate offices in Cincinnati, Ohio, and are the nation's largest supermarket operator measured by sales in 1998. Our mailing address is The Kroger Co., 1014 Vine Street, Cincinnati, Ohio 45202-1100, telephone (513) 762-4000.

     On May 27, 1999, we completed our previously announced merger with Fred Meyer, Inc., creating the nation's largest supermarket company, with combined annual sales of $43.1 billion during 1998. Fred Meyer is now a wholly-owned subsidiary of Kroger. You should consider the new circumstances of Kroger that result from the merger. See "Risk Factors" contained in this prospectus. Audited supplemental consolidated financial statements for the combined company are available to you on our Current Report on Form 8-K dated May 28, 1999, which has been filed with the SEC.

     As of the completion of our merger with Fred Meyer, Inc., we operated approximately 2,200 supermarkets and multidepartment stores in 31 states, 797 convenience stores in 15 states and 381 fine jewelry stores in 25 states. One hundred thirteen of the convenience stores are franchised to third parties in three states. We also operate manufacturing facilities that permit us to offer quality, low-cost private label products.

                               THE EXCHANGE OFFER

     On June 25, 1999, we completed the private placement of $250 million principal amount of our 6.34% Senior Notes due 2001, $350 million principal amount of our 7.25% Senior Notes due 2009 and $300 million principal amount of our 7.70% Senior Notes due 2029. The notes are guaranteed by most of our subsidiaries. A list of these subsidiary guarantors can be found on page 36 of this prospectus.

     The notes were not registered under the Securities Act and, therefore, they are subject to significant restrictions on resale. When we sold those notes, we and the subsidiary guarantors entered into a registration rights agreement with the initial purchasers -- Goldman, Sachs & Co., Banc One Capital Markets, Inc., Banc of America Securities LLC, Chase Securities Inc. and Salomon Smith Barney Inc. In this registration rights agreement, we agreed to deliver to you this prospectus and to permit you to exchange those old notes for new notes that have substantially identical terms and have been registered under the Securities Act.

     We believe that the new notes may be resold by you without compliance with the registration and prospectus delivery provisions of the Securities Act, subject to limited conditions. Following the exchange offer, any old notes that you did not exchange for new notes will continue to be subject to restrictions on resale and we will have no obligation to you to register those old notes under the Securities Act.

     We issued the old notes under an indenture, dated June 25, 1999, between our company and Firstar Bank, National Association, as trustee, as supplemented by the first supplemental indenture (relating to the 7.25% notes), the second supplemental indenture (relating to the 7.70% notes) and the third supplemental indenture (relating to the 6.34% notes), each dated June 25, 1999, among our company, the subsidiary guarantors and Firstar Bank, National Association, as trustee. Any reference to the "indenture" in this prospectus refers to the indenture as supplemented, unless the context otherwise requires. The indenture grants you certain rights. The new notes also will be issued under that indenture and you will have the same rights under the indenture that you had as a holder of old notes. Any reference to "notes" in this prospectus refers to both old notes and new notes, unless the context otherwise requires. You should read the discussion under the headings "The Exchange Offer" and "Description of the New Notes" for further information regarding the new notes.

THE EXCHANGE OFFER........................    We are offering to exchange $1,000 principal amount of
                                              Series B:
                                              - $250,000,000 6.34% Senior Notes due 2001;
                                              - $350,000,000 7.25% Senior Notes due 2009; and
                                              - $300,000,000 7.70% Senior Notes due 2029
                                              that have been registered under the Securities Act for
                                              each $1,000 principal amount of the corresponding
                                              Series A:
                                              - $250,000,000 6.34% Senior Notes due 2001;
                                              - $350,000,000 7.25% Senior Notes due 2009; and
                                              - $300,000,000 7.70% Senior Notes due 2029
                                              that were issued on June 25, 1999 in a private
                                              placement.
                                              In order to be exchanged, an old note must be properly
                                              tendered and accepted. All old notes that are validly
                                              tendered and not validly withdrawn will be exchanged.
                                              We will issue the new notes promptly after the
                                              expiration of the exchange offer.

RESALE....................................    We believe that the new notes that you receive in the
                                              exchange offer may be offered for resale, resold and
                                              otherwise transferred by you without compliance with
                                              the registration and prospectus delivery provisions of
                                              the Securities Act if you meet the following
                                              conditions:
                                              (1) you acquire the new notes in the ordinary course
                                                  of your business;
                                              (2) you are not engaging in and do not intend to
                                                  engage in a distribution of the new notes;
                                              (3) you do not have an arrangement or understanding
                                                  with any person to participate in the distribution
                                                  of the new notes; and
                                              (4) you are not an affiliate of our company as the
                                                  term "affiliate" is defined in Rule 405 under
                                                  the Securities Act.
                                              If you do not meet the above conditions, you may incur
                                              liability under the Securities Act if you transfer any
                                              new note without delivering a prospectus meeting the
                                              requirements of the Securities Act. We do not assume
                                              or indemnify you against that liability. Each
                                              broker-dealer that receives new notes in the exchange
                                              offer for its own account in exchange for old notes
                                              that it acquired as a result of market-making
                                              activities or other trading activities must
                                              acknowledge that it will deliver a prospectus meeting
                                              the requirements of the Securities Act in connection
                                              with any resale of the new notes. A broker-dealer may
                                              use this

                                              prospectus for an offer to resell, resale or other
                                              transfer of the new notes.

EXPIRATION DATE...........................    The exchange offer will expire at 5:00 p.m., New York
                                              City time, on October 18, 1999, unless we decide to
                                              extend the exchange offer. We do not intend to extend
                                              the exchange offer, although we reserve the right to
                                              do so. If we determine to extend the exchange offer,
                                              we do not intend to extend it beyond February 5, 2000.

CONDITIONS TO THE EXCHANGE OFFER..........    The only conditions to completing the exchange offer
                                              are that it does not violate applicable law or any
                                              applicable interpretation of the staff of the SEC and
                                              that no injunction, order or decree has been issued
                                              which would prohibit, prevent or materially impair our
                                              ability to proceed with the exchange offer. See "The
                                              Exchange Offer -- Conditions."

PROCEDURES FOR TENDERING OLD NOTES HELD IN
THE FORM OF BOOK-ENTRY INTERESTS..........    The old notes were issued as global securities.
                                              Beneficial interests in the old notes that are held by
                                              direct or indirect participants in The Depository
                                              Trust Company through certificateless depositary
                                              interests are shown on, and transfers of the old notes
                                              can be made only through, records maintained in
                                              book-entry form by DTC with respect to its
                                              participants. If you are a holder of an old note held
                                              in the form of a book-entry interest and you wish to
                                              tender your old note for exchange, you must transmit
                                              to Firstar Bank, National Association, as exchange
                                              agent, on or before the expiration date, either:
                                              - a properly completed and duly executed letter of
                                                transmittal, or a facsimile of the letter of
                                                transmittal, together with any other required
                                                documentation; or
                                              - a computer-generated message transmitted by means of
                                                DTC's Automated Tender Offer Program system and
                                                forming a part of a confirmation of book-entry
                                                transfer in which you acknowledge and agree to be
                                                bound by the terms of the letter of transmittal.

                                              The exchange agent must also receive on or before the
                                              expiration date either:
                                              - a timely confirmation of book-entry transfer of your
                                                old notes into the exchange agent's account at DTC, in
                                                accordance with the procedure for book-entry
                                                transfers described in this prospectus under the
                                                heading "The Exchange Offer -- Book-Entry Transfer;"
                                                or
                                              - the documents necessary for compliance with the
                                                guaranteed delivery procedures described below.
                                              A letter of transmittal accompanies this prospectus.
                                              By executing the letter of transmittal or delivering a
                                              computer-generated message through DTC's Automated
                                              Tender Offer Program system, you will represent to us
                                              that, among other things:
                                              (1) the new notes to be acquired by you in the
                                                  exchange offer are being acquired in the ordinary
                                                  course of your business;
                                              (2) you are not engaging in and do not intend to
                                                  engage in a distribution of the new notes;
                                              (3) you do not have an arrangement or understanding
                                                  with any person to participate in the distribution
                                                  of the new notes; and
                                              (4) you are not our affiliate.

PROCEDURES FOR TENDERING CERTIFICATED OLD
NOTES.....................................    If you are a holder of book-entry interests in the old
                                              notes, you are entitled to receive, in limited
                                              circumstances, in exchange for your book-entry
                                              interests, certificated notes which are in equal
                                              principal amounts to your book-entry interests. See
                                              "Description of the New Notes -- Form of New Notes."
                                              No certificated notes are issued and outstanding as of
                                              the date of this prospectus. If you acquire
                                              certificated old notes prior to the expiration of the
                                              exchange offer, you must tender your certificated old
                                              notes in accordance with the procedures described in
                                              this prospectus under the heading "The Exchange
                                              Offer -- Procedures for Tendering -- Certificated Old
                                              Notes."

SPECIAL PROCEDURES FOR BENEFICIAL OWNER...    If you are the beneficial owner of old notes that are
                                              registered in the name of a broker, dealer, commercial
                                              bank, trust company or other nominee and you wish to
                                              tender those old notes for exchange, you should
                                              promptly contact the registered holder and instruct
                                              that person to tender on your behalf. If you wish to
                                              tender those notes yourself, you must either make
                                              appropriate arrangements to register ownership of the
                                              old notes in your name or obtain a properly completed
                                              bond power from the registered holder. The transfer of
                                              registered ownership

                                              may take considerable time and you may not be able to
                                              complete the transfer prior to the expiration date.
                                              See "The Exchange Offer -- Procedures for Tendering --
                                              Procedures Applicable to All Holders."

GUARANTEED DELIVERY PROCEDURES............    If you wish to tender your old notes and:
                                              (1) they are not immediately available;
                                              (2) time will not permit your old notes or other
                                                  required documents to reach the exchange agent
                                                  before the expiration of the exchange offer; or
                                              (3) you cannot complete the procedure for book-entry
                                                  transfer on a timely basis,
                                              you may tender your old notes in accordance with the
                                              guaranteed delivery procedures described in "The
                                              Exchange Offer -- Procedures for Tendering --
                                              Guaranteed Delivery Procedures."

ACCEPTANCE OF OLD NOTES AND DELIVERY OF
NEW NOTES.................................    Subject to the conditions described in "The Exchange
                                              Offer -- Conditions," we will accept for exchange all
                                              old notes which are properly tendered in the exchange
                                              offer prior to 5:00 p.m., New York City time, on the
                                              expiration date. The new notes to be issued to you in
                                              the exchange offer will be delivered promptly
                                              following the expiration date. See "The Exchange
                                              Offer -- Terms of the Exchange Offer."

WITHDRAWAL................................    You may withdraw the tender of your old notes at any
                                              time prior to 5:00 p.m., New York City time, on the
                                              expiration date. We will return to you any old notes
                                              not accepted for exchange for any reason without
                                              expense to you as promptly as we can after the
                                              expiration or termination of the exchange offer.

EXCHANGE AGENT............................    Firstar Bank, National Association is serving as the
                                              exchange agent in connection with the exchange offer.

CONSEQUENCES OF FAILURE TO EXCHANGE.......    If you do not participate in the exchange offer, upon
                                              completion of the exchange offer, the liquidity of the
                                              market for your old notes could be adversely affected.
                                              See "The Exchange Offer -- Consequences of Failure to
                                              Exchange."

FEDERAL INCOME TAX CONSEQUENCES...........    The exchange of the old notes will not be a taxable
                                              event for federal income tax purposes. See "Federal
                                              Income Tax Considerations."

USE OF PROCEEDS...........................    We will not receive any cash proceeds upon completion
                                              of the exchange offer.

                               SUMMARY OF THE TERMS OF THE NEW NOTES

SECURITIES OFFERED........................    $250,000,000 6.34% Senior Notes due 2001
                                              $350,000,000 7.25% Senior Notes due 2009
                                              $300,000,000 7.70% Senior Notes due 2029

ISSUER....................................    The Kroger Co.

MATURITY..................................    June 1, 2001
                                              June 1, 2009
                                              June 1, 2029

INTEREST PAYMENT DATES....................    June 1 and December 1 of each year, beginning December
                                              1, 1999. Interest on the new notes that we will issue
                                              will accrue from the last interest payment date on
                                              which interest was paid on the old notes surrendered
                                              in exchange, or, if no interest has been paid on the
                                              old notes, from June 25, 1999, which was the date of
                                              original issuance of the old notes.

OPTIONAL REDEMPTION.......................    At our option, we may redeem some or all of the 7.25%
                                              notes and 7.70% notes at any time at the redemption
                                              prices listed under "Description of the New Notes --
                                              Optional Redemption."
                                              The 6.34% notes are not subject to optional
                                              redemption.

GUARANTEES................................    The new notes will be guaranteed on a senior unsecured
                                              basis by most of our subsidiaries. The guarantees will
                                              be equal in right of payment with all other unsecured
                                              and unsubordinated indebtedness of each guarantor
                                              subsidiary. The guarantees are subject to release in
                                              the circumstances described in "Description of the New
                                              Notes -- Subsidiary Guarantees."

RANKING...................................    The new notes will be senior to all of our existing
                                              and future subordinated indebtedness and will be equal
                                              in right of payment with all of our existing and
                                              future unsecured senior debt.

BASIC COVENANTS OF INDENTURE..............    The indenture contains covenants that, subject to
                                              specified exceptions, restrict our ability and the
                                              ability of our restricted subsidiaries to:
                                              - assume or guarantee any secured debt;
                                              - merge with or into other companies; and
                                              - enter into some sale and lease-back transactions.
                                              In the future, some of our subsidiaries that we
                                              designate as non-restricted subsidiaries will not be
                                              subject to the covenants in the indenture. More
                                              detailed information about these covenants is included
                                              under "Description of New Notes -- Material
                                              Covenants."

FORM OF NEW NOTES.........................    The new notes will be represented by one or more
                                              global securities deposited with Firstar Bank,
                                              National Association for the benefit of DTC. You will
                                              not receive new notes in certificated form unless one
                                              of the events described under the heading "Description
                                              of the New Notes -- Form of New Notes" occurs.
                                              Instead, beneficial interests in the new notes will be
                                              shown on, and transfers of these interests will be
                                              effected only through, records maintained in
                                              book-entry form by DTC with respect to its
                                              participants.

                            SELECTED FINANCIAL DATA

     Included below is selected financial data for the periods shown. You should read this summary in conjunction with the audited and unaudited consolidated financial statements of Kroger and accompanying notes as well as with the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in Kroger's Annual Report on Form 10-K for the fiscal year ended January 2, 1999 and in Kroger's Quarterly Report for the period ended May 22, 1999.

                              QUARTER ENDED                                   FISCAL YEARS ENDED
                         -----------------------   ------------------------------------------------------------------------
                          MAY 22,     MARCH 21,     JANUARY 2,    DECEMBER 27,   DECEMBER 28,   DECEMBER 30,   DECEMBER 31,
                            1999         1998          1999           1997           1996           1995           1994
                         (16 WEEKS)   (12 WEEKS)    (53 WEEKS)     (52 WEEKS)     (52 WEEKS)     (52 WEEKS)     (52 WEEKS)
                         ----------   ----------   ------------   ------------   ------------   ------------   ------------
                                                 (IN MILLIONS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)
Sales..................    $8,789       $6,389       $28,203        $26,567        $25,171        $23,938        $22,959
Earnings before
  extraordinary loss...       176           51           450            444            353            319            269
Extraordinary loss (net
  of income tax
  benefit) (A).........        --           (4)          (39)           (32)            (3)           (16)           (27)
Net earnings...........       176           47           411            412            350            303            242
Diluted earnings per
  share
  Earnings before
    extraordinary
    loss...............      0.33         0.10          1.70           1.69           1.36           1.28           1.10
  Extraordinary Loss
    (A)................        --        (0.01)        (0.15)         (0.12)         (0.01)         (0.06)         (0.10)
  Net Earnings.........      0.33         0.09          1.55           1.57           1.35           1.22           1.00
Total assets...........     6,734        6,779         6,700          6,301          5,892          5,045          4,708
Long-term obligations,
  including obligations
  under capital
  leases...............     3,212        3,302         3,229          3,493          3,659          3,490          3,889
Shareowners' deficit...      (164)        (349)         (388)          (785)        (1,182)        (1,603)        (2,154)
Cash dividends per
  common share.........        (B)          (B)           (B)            (B)            (B)            (B)            (B)

---------------

(A) The extraordinary loss relates to premiums paid to retire certain indebtedness early and the write-off of related deferred financing costs.

(B) The Company is prohibited from paying cash dividends under the terms of its Credit Agreement.

                CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

     The tables below present the calculation of our historical and supplemental consolidated ratio of earnings to fixed charges for the periods shown. The supplemental consolidated ratio of earnings to fixed charges reflects the retroactive effect given to the merger of Kroger and Fred Meyer, Inc., which has been accounted for as a pooling of interests.

           HISTORICAL CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

                              QUARTER ENDED                                   FISCAL YEARS ENDED
                         -----------------------   ------------------------------------------------------------------------
                          MAY 22,     MARCH 21,     JANUARY 2,    DECEMBER 27,   DECEMBER 28,   DECEMBER 30,   DECEMBER 31,
                            1999         1998          1999           1997           1996           1995           1994
                         (16 WEEKS)   (12 WEEKS)    (53 WEEKS)     (52 WEEKS)     (52 WEEKS)     (52 WEEKS)     (52 WEEKS)
                         ----------   ----------   ------------   ------------   ------------   ------------   ------------
                                                              (IN MILLIONS OF DOLLARS)
Earnings
  Earnings from
    continuing
    operations before
    tax expense and
    extraordinary
    loss...............     $280         $ 83         $  713         $  713         $  567          $510           $421
Fixed charges..........      139          113            479            482            483           490            501
Capitalized interest...       (2)          (2)            (8)            (9)           (11)           (7)            (3)
                            ----         ----         ------         ------         ------          ----           ----
                            $417         $194         $1,184         $1,186         $1,039          $993           $919
                            ====         ====         ======         ======         ======          ====           ====
Fixed charges
  interest.............     $ 79         $ 66         $  276         $  295         $  312          $320           $331
  Portion of rental
    payments deemed to
    be interest........       60           47            203            187            171           170            170
                            ----         ----         ------         ------         ------          ----           ----
                            $139         $113         $  479         $  482         $  483          $490           $501
                            ====         ====         ======         ======         ======          ====           ====
Ratio of earnings to
  fixed charges........      3.0          1.7            2.5            2.5            2.2           2.0            1.8

          SUPPLEMENTAL CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

                              QUARTER ENDED                                   FISCAL YEARS ENDED
                         -----------------------   ------------------------------------------------------------------------
                          MAY 22,     MARCH 21,     JANUARY 2,    DECEMBER 27,   DECEMBER 28,   DECEMBER 30,   DECEMBER 31,
                            1999         1998          1999           1997           1996           1995           1994
                         (16 WEEKS)   (12 WEEKS)    (53 WEEKS)     (52 WEEKS)     (52 WEEKS)     (52 WEEKS)     (52 WEEKS)
                         ----------   ----------   ------------   ------------   ------------   ------------   ------------
                                                              (IN MILLIONS OF DOLLARS)
Earnings
  Earnings (loss) from
    continuing
    operations before
    tax expense and
    extraordinary
    loss...............     $347         ($ 7)        $  871         $  954         $  701         $  591         $  473
Fixed charges..........      325          268          1,038            679            595            596            582
Capitalized interest...        2            2             (9)           (10)           (12)           (11)            (5)
                            ----         ----         ------         ------         ------         ------         ------
                            $674         $263         $1,900         $1,623         $1,284         $1,176         $1,050
                            ====         ====         ======         ======         ======         ======         ======
Fixed charges
  interest.............     $201         $166         $  654         $  397         $  361         $  369         $  356
  Portion of rental
    payments deemed to
    be interest........      124          102            384            282            234            227            226
                            ----         ----         ------         ------         ------         ------         ------
                            $325         $268         $1,038         $  679         $  595         $  596         $  582
                            ====         ====         ======         ======         ======         ======         ======
Ratio of earnings to
  fixed charges........      2.1          1.0            1.8            2.4            2.2            2.0            1.8

                                  RISK FACTORS

     You should carefully consider the risks described below before making a decision to tender your old notes for exchange. Unless otherwise noted, amounts provided below are for the combined company as if the merger between Kroger and Fred Meyer took place prior to May 22, 1999.

OUR SIGNIFICANT INDEBTEDNESS COULD ADVERSELY AFFECT US BY REDUCING OUR FLEXIBILITY TO RESPOND TO CHANGING BUSINESS AND ECONOMIC CONDITIONS AND INCREASING OUR BORROWING COSTS.

     As of May 22, 1999, our total outstanding indebtedness, including capital leases and the current portion thereof, was approximately $8.5 billion, including approximately $4.0 billion under several bank credit facilities. As of May 22, 1999, we had credit facilities totaling $5.5 billion, with approximately $1.5 billion available for additional borrowings under these credit facilities. As of the date of this prospectus, we have permanently reduced the commitments under our credit facilities by $1.5 billion. In addition, as of May 22, 1999, we had a $500 million synthetic lease credit facility and a $125 million money market line with unused balances of $128 million and $108 million, respectively.

     This significant amount of indebtedness could reduce our ability to obtain additional financing for working capital, acquisitions or other purposes and could make us more vulnerable to economic downturns and competitive pressures. Our needs for cash in the future will depend on many factors that are difficult to predict. These factors include results of operations, the timing and cost of acquisitions and efforts to expand existing operations.

     We believe that we will have sufficient funds from all sources to meet our needs over the next several years. We cannot assure you, however, that our business will generate cash flow at or above current levels or that anticipated cost savings from the merger with Fred Meyer can be fully achieved. If we are unable to generate sufficient cash flow from operations in the future to pay our debt and make necessary investments, we will be required to:

     - refinance all or a portion of our existing debt;

     - seek new borrowings;

     - forego strategic opportunities; or

     - delay, scale back or eliminate some aspects of our operations.

     If necessary, any of these actions could have a material negative impact on our business, financial condition or results of operations.

     Some of our subsidiaries will guarantee the notes. As a result, the notes will effectively rank equal in right of payment with approximately $7.6 billion of indebtedness of these subsidiaries as of July 17, 1999. If one of these subsidiaries becomes insolvent, however, the guarantee of that subsidiary could be held by a court to be unenforceable under applicable fraudulent transfer or similar laws. The notes will effectively rank junior in right of payment to indebtedness of our subsidiaries that do not guarantee the notes. As of July 17, 1999, the indebtedness of the subsidiaries who will not guarantee the notes totaled approximately $252 million.

WE CANNOT ASSURE YOU THAT KROGER AND FRED MEYER WILL BE SUCCESSFULLY COMBINED OR THAT FRED MEYER'S RECENT ACQUISITIONS WILL BE SUCCESSFULLY COMBINED.

     If we cannot successfully combine our operations we may experience a material negative effect on our business, financial condition or results of operations. The merger involves the combining of companies that have previously operated separately. This involves a number of risks, including:

     - demands on management related to the significant increase in size of Kroger after the merger, including the combining of operations resulting from Fred Meyer's recent acquisitions of Smith's Food & Drug Centers, Inc., Quality Food Centers, Inc. and Food 4 Less Holdings, Inc.;

     - the diversion of management's attention to the combining of operations;

     - difficulties in the combining of operations and systems, including plans to update systems for "Year 2000" compliance;

     - difficulties in the assimilation and retention of employees;

     - challenges in keeping customers; and

     - potential adverse short-term effects on operating results.

     We may not be able to maintain the levels of operating efficiency that we have previously achieved or might achieve separately. Because of difficulties in combining operations, we may not be able to achieve the cost savings and other size related benefits that we hope to achieve from the merger. Also, an element of our growth strategy has been the pursuit of strategic acquisitions that either expand or complement our business. Future acquisitions may further complicate this process.

WE MAY NOT ACHIEVE THE EXPECTED COST SAVINGS AND OTHER BENEFITS OF THE MERGER AND WE WILL HAVE SIGNIFICANT MERGER RELATED COSTS THAT WILL HAVE A MATERIAL NEGATIVE EFFECT ON OUR RESULTS OF OPERATIONS.

     We expect that the cost savings and other benefits from the merger will exceed those which we could achieve separately. However, our cost savings estimates are based on many assumptions, including future sales levels and other operating results, the availability of funds for investment, the timing of events, as well as general industry and business conditions and other matters. Many of these factors are beyond our control. Our actual cost savings, if any, could differ from our estimates and these differences could be material. There may be unforeseen costs and expenses or other factors that will offset the estimated cost savings or other components of our plan. They also may result in delays in the realization of cost savings.

     We will have substantial costs in connection with the merger. The merger resulted in a charge to operations in the second quarter 1999 of approximately $85 million for transaction fees and costs. This charge represents direct costs only. The costs of combining our companies will also result in other one-time charges to the results of operations of the combined company. These one-time charges totaled approximately $145 million in the second quarter 1999. The total amount of these charges cannot be determined until the plan for combining the companies is completed. We expect that these charges will have a material negative effect on the combined company's results of operations for the third quarter of fiscal year 1999. We also expect to have significant charges resulting from the merger in the future.

THE GUARANTEES OF THE NOTES BY OUR SUBSIDIARIES MAY BE INADEQUATE.

     Although most of our subsidiaries have guaranteed our obligation to pay the notes, the available assets of those subsidiaries may be insufficient for these purposes. Some of those subsidiaries are direct borrowers under, or guarantors of, our bank credit facility.

FEDERAL AND STATE STATUTES PERMIT COURTS, UNDER SPECIFIC CIRCUMSTANCES, TO VOID GUARANTEES AND REQUIRE THE RETURN OF PAYMENTS RECEIVED FROM GUARANTORS.

     Under the U.S. Bankruptcy Code and comparable provisions of state fraudulent transfer laws, a court has the power to void a guarantee, or to subordinate claims in respect of a guarantee to all other debts of the guarantor, if, among other things, at the time the guarantor incurred the indebtedness evidenced by its guarantee, it received less than reasonably equivalent value or fair consideration for the incurrence of the guarantee, and either

     - was insolvent or rendered insolvent by reason of that incurrence;

     - was engaged in a business or transaction for which its remaining assets constituted unreasonably small capital; or

     - intended to incur, or believed that it would incur, debts beyond its ability to pay as those debts mature.

     In addition, the court may void any payment by that guarantor pursuant to its guarantee and require the return of that payment to the guarantor or to a fund for the benefit of the creditors of the guarantor.

     The measures of insolvency for these purposes will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

     - the sum of its debts, including contingent liabilities, were greater than the fair saleable value of all of its assets;

     - the present fair saleable value of its assets were less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

     - it could not pay its debts as they become due.

     On the basis of our historical financial results, recent operating history and other factors, we believe that each subsidiary that has guaranteed the notes, after giving effect to that guarantee, will not be insolvent, will not have unreasonably small capital for the business in which it is engaged and will not have incurred debts beyond its ability to pay as those debts mature. However, we cannot assure you of the particular standard that might be applied by a court in making its determinations or that a court would agree with our conclusions in this regard.

YOU MAY NOT BE ABLE TO SELL YOUR NOTES EASILY.

     There is no established trading market for the notes and we cannot assure you that an active or liquid trading market will develop for the notes. The notes are expected to be eligible for trading in the PORTAL Market, a subsidiary of The Nasdaq Stock Market, Inc. However, we do not intend to apply for listing of the old notes, or the new notes that may be issued in exchange for the old notes, on any securities exchange or automated dealer quotation system. The liquidity of any market for the notes will depend upon the number of holders of the notes, our own financial performance, the market for similar securities, the interest of securities dealers in making a market in the notes and other factors.

THE LIQUIDITY OF ANY MARKET FOR THE OLD NOTES IS LIKELY TO DECLINE AFTER THE COMPLETION OF THE EXCHANGE OFFER.

     After old notes are tendered and accepted in the exchange offer, the principal amount of old notes remaining after the completion of the exchange offer will decrease. This decrease will reduce the liquidity of the trading market for the original notes. We cannot assure you that any trading market that has developed for the old notes will continue to exist after the completion of the exchange offer. Please refer to the section entitled "The Exchange
Offer -- Consequences of Failure to Exchange."

IF YOU DO NOT EXCHANGE YOUR OLD NOTES FOR NEW NOTES, YOU WILL REMAIN SUBJECT TO TRANSFER RESTRICTIONS.

     We have not registered the old notes under the federal securities laws. Old notes that are not exchanged after the completion of this exchange offer will remain subject to the transfer restrictions under applicable securities laws. This means that you will not be able to transfer, sell or trade your old notes except based upon an exemption from the registration requirements of the federal securities laws. Please refer to the section entitled "The Exchange
Offer -- Consequences of a Failure to Exchange."

                                USE OF PROCEEDS

     This exchange offer does not involve the sale of securities for cash. Therefore, we will not receive any proceeds from the issuance of the new notes in exchange for the old notes. The net proceeds from the sale of old notes were approximately $893 million, after deducting the discount to the initial purchasers and other offering expenses that were payable by us. We used these proceeds to prepay a portion of the amounts outstanding under our 1998 Senior Credit Facility dated as of March 1998 between Fred Meyer and the lenders under that credit agreement.

     The interest rates for borrowings under the credit facilities, as amended, are detailed in the supplemental consolidated financial statements attached to our Current Report on Form 8-K dated May 28, 1999 which has been filed with the SEC.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT

     We issued the old notes on June 25, 1999, in a private placement. In connection with this issuance, we and the subsidiary guarantors entered into a registration rights agreement dated June 25, 1999, with the initial purchasers -- Goldman, Sachs & Co., Banc One Capital Markets, Inc., Banc of America Securities LLC, Chase Securities Inc. and Salomon Smith Barney Inc. This registration rights agreement requires that we file a registration statement under the Securities Act for the new notes that we are issuing in the exchange offer and, upon the effectiveness of the registration statement, offer to you the opportunity to exchange your notes for a like principal amount of new, registered notes. We will issue registered notes without a restrictive legend and, except as described below, they may be reoffered and resold by you without registration under the Securities Act. After we complete the exchange offer, our obligations with respect to the registration of the old notes and the registered notes will terminate, except as provided in the last paragraph of this section. A copy of the indenture relating to the notes and the registration rights agreement have been filed as exhibits to the registration statement of which this prospectus is a part. As a result of the filing and the effectiveness of the registration statement, of which this prospectus is a part, assuming we complete the exchange offer by February 5, 2000, certain prospective increases in the interest rate on the old notes provided for in the registration rights agreement will not occur.

     Based on an interpretation by the staff of the SEC contained in no-action letters issued to third parties, if you are not our "affiliate" within the meaning of Rule 405 under the Securities Act or a broker-dealer referred to in the next paragraph, we believe that you may offer for resale, resell or otherwise transfer the registered notes that we are issuing to you in the exchange offer, without compliance with the registration and prospectus delivery provisions of the Securities Act. This interpretation, however, is based on your representation to us that:

     (1) the registered notes that we are issuing to you in the exchange offer are acquired in the ordinary course of your business;

     (2) you are not engaging in and do not intend to engage in a distribution of the registered notes that we are issuing to you in the exchange offer;

     (3) you have no arrangement or understanding with any person to participate in the distribution of the registered notes that we are issuing to you in the exchange offer; and

     (4) you are not our "affiliate," as defined in Rule 405 under the Securities Act.

     If you tender your notes in the exchange offer for the purpose of participating in a distribution of the registered notes that we are issuing to you in the exchange offer, you cannot rely on this interpretation by the staff of the SEC. Under those circumstances, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Each broker-dealer that receives registered notes in the exchange offer for its own account in exchange for old notes that were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of those registered notes. We have agreed that a broker-dealer may use this prospectus for a period of 180 days after the expiration date, or, if earlier, when a broker-dealer has disposed of all the new notes. See "Plan of Distribution."

     If you will not receive freely tradeable registered notes in the exchange offer or are not eligible to participate in the exchange offer, you can elect, by indicating on the letter of transmittal and providing the additional necessary information, to have your old notes registered in a "shelf" registration statement on an appropriate form under Securities Act Rule 415. In the event that we are obligated to file a shelf registration statement, we will be required to keep the shelf registration statement effective for a period of two years or for a shorter period that will terminate when all of the old notes covered by the shelf registration statement have been sold pursuant to the shelf registration statement. Other than as described in this paragraph, you will not have the right to require us to register your old notes under the Securities Act. See " -- Procedures for Tendering."

CONSEQUENCES OF FAILURE TO EXCHANGE

     After we complete the exchange offer, if you have not tendered your old notes, you will not have any further registration rights, except as described above. Your old notes will continue to be subject to various restrictions on transfer. Therefore, the liquidity of the market for your old notes could be adversely affected upon completion of the exchange offer if you do not participate in the exchange offer.

TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions described in this prospectus and in the letter of transmittal, we will accept all old notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date. After the trustee authenticates the registered notes, we will issue $1,000 principal amount of registered notes in exchange for each $1,000 principal amount of old notes we accept in the exchange offer. You may tender some or all of your old notes in the exchange offer. However, old notes may be tendered only in integral multiples of $1,000 in principal amount.

     The form and terms of the registered notes are substantially the same as the form and terms of the old notes, except that the registered notes that we are issuing in the exchange offer have been registered under the Securities Act and will not bear legends restricting their transfer. We will issue the registered notes under, and they will be entitled to the benefits of, the indenture. The indenture also governs the old notes. The registered notes and the old notes will be deemed one issue of notes under the indenture.

     As of the date of this prospectus, $900,000,000 aggregate principal amount of the old notes is outstanding, consisting of $250,000,000 6.34% Senior Notes due 2001, $350,000,000 7.25% Senior Notes due 2009 and $300,000,000 7.70% Senior
Notes due 2029. This prospectus, together with the letter of transmittal, is being sent to all registered holders and to others believed to have beneficial interests in the old notes. We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC.

     We will be deemed to have accepted validly tendered old notes when we have given oral or written notice of our acceptance to the exchange agent. The exchange agent will receive the new notes from us and deliver them to the tendering holders. If we do not accept any tendered notes because of an invalid tender, the occurrence of various other events described in this prospectus or otherwise, we will return certificates for any unaccepted old notes at our cost, to the tendering holder as promptly as practicable after the expiration date.

     You will not be required to pay brokerage commissions or fees or, except as described below under " -- Transfer Taxes," transfer taxes for the exchange of your old notes in the exchange offer. We will pay all charges and expenses, other than specific applicable taxes, in connection with the exchange offer. See " -- Fees and Expenses" below.

EXPIRATION DATE; AMENDMENTS

     The exchange offer will expire at 5:00 p.m., New York City time, on October 18, 1999, unless we determine, in our sole discretion, to extend the exchange offer, in which case, it will expire at the later date and time to which it is extended. We do not intend to extend the exchange offer, although we reserve the right to do so. If we determine to extend the exchange offer, we do not intend to extend it beyond February 5, 2000. If we extend the exchange offer, we will give oral or written notice of the extension to the exchange agent and give each registered holder notice by means of a press release or other public announcement of any extension prior to 9:00 a.m., New York City time, on the next business day after the scheduled expiration date.

     We also reserve the right, in our sole discretion,

     (1) to delay accepting any old notes or, if any of the conditions described below under " -- Conditions" have not been satisfied or waived, to terminate the exchange offer; or

     (2) to amend the terms of the exchange offer in any manner, by giving oral or written notice of the delay or termination to the exchange agent, and by complying with Rule 14e-l(d) under the Exchange Act to the extent that rule applies.

     We acknowledge and undertake to comply with the provisions of Rule 14e-l(c) under the Exchange Act, which requires us to pay the consideration offered, or return the old notes surrendered for exchange, promptly after the termination or withdrawal of the exchange offer. We will notify you as promptly as we can of any extension, termination or amendment.

PROCEDURES FOR TENDERING

     Book-Entry Interests. The old notes were issued as global securities. Beneficial interests in the global securities, held by direct or indirect participants in DTC, are shown on, and transfers of these interests are effected only through, records maintained in book-entry form by DTC with respect to its participants.

     If you hold your old notes in the form of book-entry interests and you wish to tender your old notes for exchange in the exchange offer, you must transmit to the exchange agent on or prior to the expiration date either:

     (1) a written or facsimile copy of a properly completed and duly executed letter of transmittal, including all other documents required by the letter of transmittal, to the exchange agent at the address shown on the cover page of the letter of transmittal; or

     (2) a computer-generated message transmitted by means of DTC's Automated Tender Offer Program system and received by the exchange agent and forming a part of a confirmation of book-entry transfer, in which you acknowledge and agree to be bound by the terms of the letter of transmittal.

     In addition, in order to deliver old notes held in the form of book-entry interests:

     (1) a timely confirmation of book-entry transfer of the notes into the exchange agent's account at DTC under the procedure for book-entry transfers described below under " -- Book-Entry Transfer" must be received by the exchange agent prior to the expiration date; or

     (2) you must comply with the guaranteed delivery procedures described below.

     THE METHOD OF DELIVERY OF OLD NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT YOUR ELECTION AND RISK. INSTEAD OF DELIVERY BY MAIL, WE RECOMMEND THAT YOU USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. YOU SHOULD NOT SEND THE LETTER OF TRANSMITTAL OR OLD NOTES TO US. YOU MAY REQUEST THAT YOUR BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR NOMINEE COMPLETE THE ABOVE TRANSACTIONS FOR YOU.

     Certificated Old Notes. Only registered holders of certificated old notes may tender those notes in the exchange offer. If your old notes are certificated notes and you wish to tender those notes for exchange under the exchange offer, you must transmit to the exchange agent on or prior to the expiration date, a written or facsimile copy of a properly completed and duly executed letter of transmittal, including all other required documents, to the address shown below under " -- Exchange Agent." In addition, in order to validly tender your certificated old notes:

     (1) the certificates representing your old notes must be received by the exchange agent prior to the expiration date; or

     (2) you must comply with the guaranteed delivery procedures described below.

     Procedures Applicable To All Holders. If you tender an old note and you do not withdraw the tender prior to the expiration date, you will have made an agreement with us in accordance with the terms and subject to the conditions contained in this prospectus and in the letter of transmittal.

     If your old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your notes, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your old notes, either make appropriate arrangements to register ownership of the old notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

     Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed by an eligible institution unless:

     (1) old notes tendered in the exchange offer are tendered either

        (a) by a registered holder who has not completed the box entitled "Special Delivery Instructions" on the letter of transmittal; or

        (b) for the account of an eligible institution; and

     (2) the box entitled "Special Registration Instructions" on the letter of transmittal has not been completed.

     If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantee must be by an eligible financial institution. This includes most banks, savings and loan associations and brokerage houses, that are participants in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Program or the Stock Exchanges Medallion Program.

     If the letter of transmittal is signed by a person other than you, your old notes must be endorsed or accompanied by a properly completed bond power and signed by you as your name appears on those old notes.

     If the letter of transmittal or any old notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, those persons should so indicate when signing. Unless we waive this requirement, in this instance you must submit with the letter of transmittal proper evidence satisfactory to us of their authority to act on your behalf.

     We will determine, in our sole discretion, all questions regarding the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tendered old notes. This determination will be final and binding. We reserve the absolute right to reject any old notes not properly tendered or any old notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular old notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties.

     You must cure any defects or irregularities in connection with tenders of your old notes within the time period we will determine unless we waive that defect or irregularity. Although we intend to notify you of defects or irregularities with respect to your tender of old notes, neither we, the exchange agent nor any other person will incur any liability for failure to give this notification. Your tender will not be deemed to have been made and your notes will be returned to you if:

     - you improperly tender your old notes;

     - you have not cured any defects or irregularities in your tender; and

     - we have not waived those defects, irregularities or improper tender.

     The exchange agent will return your notes, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration of the exchange offer.

     By tendering, you will represent to us that, among other things:

     - the registered notes to be acquired by you in the exchange offer are being acquired in the ordinary course of your business;

     - you are not engaging in and do not intend to engage in a distribution of the registered notes that you are acquiring in the exchange offer;

     - you do not have an arrangement or understanding with any person to participate in the distribution of the registered notes that you are acquiring in the exchange offer; and

     - you are not our "affiliate," as defined in Rule 405 under the Securities Act.

     In all cases, we will issue registered notes for old notes that are accepted for exchange in the exchange offer only after timely receipt of the following by the exchange agent:

     - certificates for your old notes or a timely book-entry confirmation of your old notes into the exchange agent's account at DTC;

     - a properly completed and duly executed letter of transmittal, or a computer-generated message instead of the letter of transmittal; and

     - all other required documents.

     If we do not accept any tendered old notes for any reason described in the terms and conditions of the exchange offer or if you submit old notes for a greater principal amount than you desire to exchange, we will return the unaccepted or non-exchanged old notes without expense to you. In addition, in the case of old notes tendered by book-entry transfer into the exchange agent's account at DTC under the book-entry transfer procedures described below, we will credit the non-exchanged old notes to your account maintained with DTC, as promptly as practicable after the expiration or termination of the exchange offer.

     Guaranteed Delivery Procedures. If you desire to tender your old notes and your old notes are not immediately available or one of the situations described in the immediately preceding paragraph occurs, you may tender if:

     (1) you tender through an eligible financial institution;

     (2) on or prior to 5:00 p.m., New York City time, on the expiration date, the exchange agent receives from an eligible institution, a written or facsimile copy of a properly completed and duly executed letter of transmittal and notice of guaranteed delivery, substantially in the form provided by us; and

     (3) the exchange agent receives the certificates for all certificated old notes, in proper form for transfer, or a book-entry confirmation, and all other documents required by the letter of transmittal, within three NYSE trading days after the date of execution of the notice of guaranteed delivery.

     You may send the notice of guaranteed delivery by facsimile transmission, mail or hand delivery. The notice of guaranteed delivery must include:

     (1) your name and address;

     (2) the amount of old notes you are tendering; and

     (3) a statement that your tender is being made by the notice of guaranteed delivery and that you guarantee that within three NYSE trading days after the execution of the notice of guaranteed delivery, the eligible institution will deliver the following documents to the exchange agent:

        (a) the certificates for all certificated old notes being tendered, in proper form for transfer or a book-entry confirmation of tender;

        (b) a written or facsimile copy of the letter of transmittal, or a book-entry confirmation instead of the letter of transmittal; and

        (c) any other documents required by the letter of transmittal.

     Book-Entry Transfer. The exchange agent will establish an account for the book-entry interests at DTC for purposes of the exchange offer promptly after the date of this prospectus. You must deliver your book-entry interest by book-entry transfer to the account maintained by the exchange agent at DTC. Any financial institution that is a participant in DTC's systems may make book-entry delivery of book-entry interests by causing DTC to transfer the book-entry interests into the exchange agent's account at DTC in accordance with DTC's procedures for transfer.

     If one of the following situations occur:

     (1) you cannot deliver a book-entry confirmation of book-entry delivery of your book-entry interests into the exchange agent's account at DTC; or

     (2) you cannot deliver all other documents required by the letter of transmittal to the exchange agent prior to the expiration date,

then you must tender your book-entry interests according to the guaranteed delivery procedures discussed above.

     Depositary Procedures. We provide the following description of the operations and procedures of DTC solely as a matter of convenience. These operations and procedures are solely within the control of this settlement system and are subject to change by it. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

     When the global notes are deposited with DTC, DTC will credit the accounts of participants designated by the initial purchasers with portions of the principal amount of the global notes. The ownership of interests in the global notes will be shown on, and the transfer of these interests will be effected only through, records maintained by DTC or by its participants. The conveyance of notices and other communications by DTC to its participants and by the participants to owners of beneficial interests in the notes will be governed by arrangements among them, subject to any statutory or regulatory requirements.

     Since the laws of some states require people to take physical delivery of securities that they own, the ability to transfer beneficial interests in a global note to these persons will be limited.

     Except as described below, the global notes will not be registered in the name of the owners of beneficial interest in the notes. These owners will not receive certificated notes and will not be considered as the registered owners or holders of these notes under the indenture for any purpose.

     Principal and interest payments on the global notes will be made to DTC or its nominee as the sole registered owner of the global notes. Therefore, we and the exchange agent will not have any responsibility or liability for:

     - any aspect of DTC's or its participants' records relating to, or payments made on account of, beneficial ownership interests in the global notes;

     - maintaining, supervising or reviewing any of DTC's or its participants' records; or

     - any other matter relating to the actions and practices of DTC or its participants.

     DTC has advised us that when DTC receives any payment on a global note, it immediately credits the accounts of the relevant participants with the payment on the payment date, in amounts proportionate to their holdings in the principal amount of the relevant global note. Payments by the participants to owners of beneficial interests in a global note are governed by standing instructions and customary practices and will be the sole responsibility of the participants.

     DTC will take an action permitted to be taken by a holder of notes:

     - only if a participant to whose account DTC has credited the interests in the global notes directs DTC to take that action; and

     - only in respect of that portion of the principal amount of the notes as to which that participant has given that direction.

However, if there is an event of default under the notes, DTC may exchange the global notes for certificated notes, and distribute the certificated notes to its participants.

     Although DTC has agreed to the foregoing procedures to facilitate transfers of interests in the global notes among participants in DTC, it is not required to perform these procedures. Neither we nor the exchange agent will have any responsibility for the performance by DTC or its participants of their obligations under the rules and procedures governing their operations.

     Same Day Settlement and Payment. We must make payments in respect of the global notes by wire transfer of immediately available funds to the accounts specified by the global note holders. For certificated notes, we will make all payments of principal and interest:

     - by wire transfer of immediately available funds to the accounts specified by the holders of the certificated notes; or

     - if no account is specified, by mailing a check to each holder's registered address.

     Interests in global notes are expected to be eligible to trade in the PORTAL Market and to trade in DTC's Same-Day Funds Settlement System. Therefore, permitted secondary market trading activity in interests in global notes will have to be settled in immediately available funds. We expect that secondary trading in any certificated notes will also be settled in immediately available funds.

WITHDRAWAL RIGHTS

     You may withdraw tenders of your old notes at any time prior to 5:00 p.m., New York City time, on the expiration date.

     For your withdrawal to be effective, the exchange agent must receive a written or facsimile transmission notice of withdrawal at its address included below under " -- Exchange Agent" prior to 5:00 p.m., New York City time, on the expiration date.

     The notice of withdrawal must:

     - state your name;

     - identify the specific old notes to be withdrawn, including the certificate number or numbers and the principal amount of withdrawn notes;

     - be signed by you in the same manner as you signed the letter of transmittal when you tendered your old notes, including any required signature guarantees or be accompanied by documents of transfer sufficient for the exchange agent to register the transfer of the old notes into your name; and

     - specify the name in which the old notes are to be registered, if different from yours.

     We will determine all questions regarding the validity, form, and eligibility, including time of receipt, of withdrawal notices. Our determination will be final and binding on all parties. Any old notes withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any old notes which have been tendered for exchange but which are not exchanged for any reason will be returned to you without cost as soon as practicable after withdrawal, rejection of tender, or termination of the exchange offer. Properly withdrawn old notes may be retendered by following one of the procedures described under " -- Procedures for Tendering" above at any time on or prior to 5:00 p.m., New York City time, on the expiration date.

CONDITIONS

     Notwithstanding any other provision of the exchange offer and subject to our obligations under the registration rights agreement, we will not be required to accept for exchange, or to issue registered notes in exchange for, any old notes and may terminate or amend the exchange offer, if at any time before the acceptance of any old notes for exchange any of the following events occur:

     (1) any injunction, order or decree is issued by any court or any governmental agency that prohibits, prevents or otherwise materially impairs our ability to proceed with the exchange offer; or

     (2) the exchange offer violates any applicable law or any applicable interpretation of the staff of the SEC.

     These conditions are for our sole benefit and we may assert them regardless of the circumstances giving rise to any condition, subject to applicable law. We also may waive in whole or in part at any time and from time to time any particular condition in our sole discretion. If we waive a condition, we may be required in order to comply with applicable securities laws, to extend the expiration date of the exchange offer. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of these rights and these rights will be deemed ongoing rights which may be asserted at any time and from time to time.

     In addition, we will not accept for exchange any old notes tendered, and we will not register any notes that we will issue in exchange for any of those old notes, if at the time the notes are tendered any stop order is threatened by the SEC or in effect with respect to the registration statement of which this prospectus is a part or the qualification of the indenture under the Trust Indenture Act of 1939.

     The exchange offer is not conditioned on any minimum principal amount of old notes being tendered for exchange.

EXCHANGE AGENT

     We have appointed Firstar Bank, National Association as exchange agent for the exchange offer. You should direct questions, requests for assistance and requests for additional copies of the prospectus, the letter of transmittal and other related documents to the exchange agent addressed as follows:

       (By Registered or Certified Mail or by Hand or Overnight Courier)

                               Firstar Bank, N.A.
                               425 Walnut Street
                                   6th Floor
                             Cincinnati, Ohio 45202

                          By Facsimile: (513) 632-5511
                          By Telephone: (513) 632-4278

Firstar Bank, National Association also acts as trustee under the indenture, performs banking and other services for us, and is a lender under some of our credit facilities.

FEES AND EXPENSES

     We will not pay brokers, dealers, or others soliciting acceptances of the exchange offer. The principal solicitation is being made by mail. Additional solicitations, however, may be made in person or by telephone by our officers and employees.

     We will pay the estimated cash expenses to be incurred in connection with the exchange offer. We estimate that these expenses will be approximately $350,000 in the aggregate, which includes registration fees, fees and expenses of the exchange agent, accounting, legal, printing and related fees and expenses.

TRANSFER TAXES

     You will not be obligated to pay any transfer taxes in connection with a tender of your old notes for exchange unless you instruct us to register registered notes in the name of, or request that old notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder, in which event the registered tendering holder will be responsible for the payment of any applicable transfer tax.

ACCOUNTING TREATMENT

     We will not recognize any gain or loss for accounting purposes upon the consummation of the exchange offer. We will amortize the expense of the exchange offer over the term of the registered notes under generally accepted accounting principles.

                          DESCRIPTION OF THE NEW NOTES

     In this section, the words "we," "our," "our company" and "us" refer only to The Kroger Co., as a separate entity, and do not include any of our subsidiaries.

     We will issue the new notes under the indenture, dated June 25, 1999, as supplemented, among our company, the subsidiary guarantors and Firstar Bank, National Association, as trustee, which we entered into in connection with the issuance of the old notes. A copy of the indenture has been filed as an exhibit to the registration statement of which this prospectus is a part. The terms of the new notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939.

     The following description of the new notes is only a summary of the material provisions of the indenture. We urge you to read the indenture because that document, and not this description, defines your rights as holders of the new notes. You may obtain a copy of the indenture by following the procedures described under "Where You Can Find More Information."

     Any reference to "notes" in this section refers to both old notes and new notes, unless the context otherwise requires. The new notes:

     - are our senior unsecured obligations;

     - rank equally in right of payment with all of our unsecured and unsubordinated senior debt;

     - rank senior in right of payment to all of our existing and future subordinated debt; and

     - are effectively junior to all of our secured obligations, to the extent of the collateral securing those obligations.

     The new notes are guaranteed by each of our existing subsidiaries, except those prohibited from so doing and those without any significant assets or operations, subject to certain limitations described below. Future subsidiaries of ours will be required to guarantee the new notes under the circumstances described below under the caption " -- Certain Covenants -- Additional Subsidiary Guarantees." The guarantees:

     - are senior unsecured obligations of each guarantor;

     - rank equally in right of payment with all other unsecured and unsubordinated debt of each guarantor;

     - rank senior in right of payment to all subordinated debt of each guarantor; and

     - are effectively junior to the secured obligations of each guarantor, to the extent of the collateral securing those obligations.

PRINCIPAL, MATURITY AND INTEREST

     We will issue new notes with a maximum aggregate principal amount of $900,000,000, comprised of $250,000,000 6.34% Senior Notes due 2001;
$350,000,000 7.25% Senior Notes due 2009 and $300,000,000 7.70% Senior Notes due
2029, in denominations of $1,000 and integral multiples of $1,000. The new notes will mature on June 1, 2001, June 1, 2009 and June 1, 2029, respectively.

     Interest on the new notes will be payable semi-annually on June 1 and December 1 of each year, commencing on December 1, 1999. We will make each interest payment to those holders of the new notes who were holders of record on the immediately preceding May 15 or November 15, respectively.

     Interest on the new notes will accrue from June 25, 1999 or, if interest has already been paid, from the date it was most recently paid. If you tender your old notes and they are accepted for exchange, you will receive accrued interest on your old notes to, but not including, the date of issuance of the new notes. This interest will be payable with the first interest payment on the new notes and you will not receive any payment in respect of interest on your old notes accrued after the issuance of the new notes. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

     We are permitted by the indenture to issue additional senior debt in the future.

FORM OF NEW NOTES

     The certificates representing the new notes will be issued in fully registered form, without coupons. Except as described in the next paragraph, the new notes will be deposited with, or on behalf of, DTC, and registered in the name of Cede & Co., as DTC's nominee, in the form of a global note. Holders of the new notes will own book-entry interests in the global note evidenced by records maintained by DTC.

     Book-entry interests may be exchanged for certificated notes of like tenor and equal aggregate principal amount, if:

     (1) DTC notifies us that it is unwilling or unable to continue as depositary for the global securities or DTC at any time ceases to be a clearing agency registered under the Exchange Act and, in either case, a successor depositary is not appointed by us within 90 days;

     (2) we determine that the book-entry interests will no longer be represented by global notes and we execute and deliver to the trustee instructions to that effect; or

     (3) a default has occurred and is continuing with respect to the notes.

As of the date of this prospectus, no certificated notes are issued and outstanding.

METHODS OF RECEIVING PAYMENTS ON THE NEW NOTES

     All payments on the new notes will be made at the office or agency of our company in the City of Cincinnati, State of Ohio, unless we elect to make interest payments by check mailed to the holders at their address shown in the register of holders.

PAYING AGENT AND REGISTRAR FOR THE NEW NOTES

     The trustee will initially act as paying agent and registrar. We may change the paying agent or registrar without prior notice to you.

TRANSFER AND EXCHANGE

     You may transfer or exchange your notes in accordance with the indenture. The registrar and the trustee may require you to furnish, among other things, appropriate endorsements and transfer documents and we may require you to pay any taxes and fees required by law or permitted by the indenture. We are not required to transfer or exchange any note selected for redemption. We also are not required to transfer or exchange any note for a period of 15 days before the day of the mailing of a notice of redemption of the notes.

     The registered holder of a new note will be treated as the owner of the new note for all purposes.

SUBSIDIARY GUARANTEES

     All of our subsidiaries, except those prohibited from so doing and those without any significant assets or operations, will guarantee our obligations under the new notes, subject to the limitations described below. In addition, if, in the future, any of our existing or future subsidiaries guarantees any of our indebtedness, that subsidiary will also be required to guarantee our obligations under the notes, unless it is prohibited from doing so. If we default in payment of the principal, interest or any premium due under the notes, the guarantors will be obligated to pay these amounts.

     Each guarantee will rank equal in right of payment with all other unsecured and unsubordinated indebtedness of the guarantor and will rank senior in right of payment to all subordinated indebtedness of the guarantor. As a result, the notes will effectively rank equal in right of payment with approximately $7.6 billion of indebtedness of these subsidiaries as of July 17, 1999. We used the proceeds from the sale of the old notes as part of a $900 million permanent reduction of the commitments under our 1998 Senior Credit Facility dated as of March 1998 between Fred Meyer and the lenders under that credit agreement. Kroger and the guarantors had approximately $8.3 billion of indebtedness outstanding as of July 17, 1999, of which approximately $7.3 billion was unsecured and unsubordinated indebtedness, $273 million was secured and unsubordinated, and the balance of which was unsecured and subordinated indebtedness.

     The notes will effectively rank junior in right of payment to indebtedness of our subsidiaries that do not guarantee the notes. As of July 17, 1999, the indebtedness of the subsidiaries who will not guarantee the notes totaled approximately $252 million.

     If one of these subsidiaries becomes insolvent, however, the guarantee of that subsidiary could be held by a court to be unenforceable under applicable fraudulent transfer or similar laws. Accordingly, the obligations of each guarantor under its guarantee are limited to the maximum amount enforceable under applicable fraudulent conveyance or fraudulent transfer laws. This maximum amount will be calculated after giving effect to all other liabilities of the guarantor and after giving effect to all contribution and other obligations among the guarantors under the indenture. Each guarantor that makes a payment or distribution under its guarantee will be entitled to a contribution from each other guarantor in a pro rata amount based on the net assets of each guarantor. For information about the meaning and consequences of a fraudulent conveyance, we refer you to the discussion under the heading "Federal and state statutes permit courts, under specific circumstances, to void guarantees and require the return of payments received from guarantors" in the "Risk Factors" section of this prospectus.

     A guarantee issued by a guarantor will automatically and unconditionally be released and discharged in the following situations if doing so will not result in any downgrade of the notes by Moody's Investors Service and Standard & Poor's Ratings Services:

     - upon any sale, exchange or transfer to any person of all of the capital stock, or all or substantially all of the assets, of the guarantor in a transaction that complies with the indenture, except that such a transaction will not release or discharge a guarantee if the guarantor continues to be a guarantor of any of our bank credit facilities; or

     - at our request at any time if we no longer have in force guarantees under our bank credit facilities.

     Except as otherwise described above, as long as the notes are guaranteed we will add comparable release provisions to any existing debt that we modify after the date of this prospectus to add guarantees, and to any future debt securities (excluding asset backed securities) issued by us and guaranteed by our subsidiaries. We have recently added guarantees to most of our existing debt with similar release provisions as described above. As of August 14, 1999, approximately $3.5 billion of debt issued by Fred Meyer and its subsidiaries is guaranteed by Fred Meyer's subsidiaries, and does not contain similar guarantee release provisions.

OPTIONAL REDEMPTION

     The 7.25% notes and 7.70% notes will be redeemable, in whole or in part, at our option at any time. The redemption price for these notes will equal the greater of:

     - 100% of the principal amount of the notes; and

     - the sum of the present values of the remaining scheduled payments of principal and interest on the notes being redeemed, excluding accrued interest on the date of redemption, from the redemption date to the maturity date. The discount to the redemption date will be made on a semiannual basis based on a 360-day year, with each month consisting of 30 days. The discount rate will equal the equivalent yield to maturity of U.S. Treasury securities having a comparable maturity to the notes being redeemed, plus 10 basis points for the 7.25% notes and 15 basis points for the 7.70% notes, plus, in each case, accrued interest to the redemption date. The determination of the rate will be made by an agent we appoint. Initially, that agent will be Goldman, Sachs & Co.

The 6.34% notes are not subject to optional redemption.

     Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of the notes to be redeemed. Unless we default in payment of the redemption price, interest will cease to accrue on and after the redemption date on the notes or portions of the notes called for redemption.

     If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption by such method as the trustee deems fair and appropriate. We will not redeem in part notes in denominations of $1,000 or less.

MATERIAL COVENANTS

     The indenture provides that the following covenants will apply to us and to our restricted subsidiaries. A "restricted subsidiary" is any subsidiary that is not a "non-restricted subsidiary." We may designate a subsidiary as a non-restricted subsidiary if our board of directors declares in good faith that a subsidiary is not of material importance, either singularly, or together with all other non-restricted subsidiaries, to the business of our company and our consolidated subsidiaries taken as a whole. Non-restricted subsidiaries are not subject to any of the covenants contained in the indenture. A "subsidiary" is an entity that we directly or indirectly control, including partnerships in which we or our subsidiaries own a greater than 50% interest.

     The covenants applicable to the notes would not necessarily afford holders protection in the event of a highly leveraged or other transaction involving us or in the event of a material adverse change in our financial condition or results of operation, and the notes do not contain any other provisions that are designed to afford protection in the event of a highly leveraged transaction involving us.

     Limitations on Liens. We covenant that, so long as any notes remain outstanding, neither we nor any of our restricted subsidiaries will issue, assume or guarantee any secured debt or other agreement comparable to secured debt unless these notes and, if we choose, other debt ranking equally to these notes also is so secured on an equal basis. This restriction will not apply to the following:

      (1) liens on any assets of any corporation existing at the same time the corporation becomes a restricted subsidiary provided that the lien does not extend to any of our other property or that of any other restricted subsidiaries;

      (2) liens existing on assets acquired by us, to secure the purchase price of assets, or to obtain a release of liens from any of our other property, incurred no later than 18 months after the acquisition, assumption, guarantee, or, in the case of real estate, completion of construction and commencement of operations;

      (3) liens securing indebtedness owing by any restricted subsidiary to us or another restricted subsidiary;

      (4) liens on any assets existing upon acquisition of a corporation through merger or by acquisition of all or substantially all of the assets by us or a restricted subsidiary;

      (5) liens in favor of the U.S., a foreign country, or any political subdivision to secure payments of debt incurred to finance the purchase of assets;

      (6) liens on our or any of our restricted subsidiaries' assets existing on the date of the indenture, provided that those liens secure only those obligations which they secure on the date of the indenture or any extension, renewal or replacement of those liens;

      (7) any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part, of any lien referred to in (1) through (6) above;

      (8) some statutory liens or other similar liens arising in the ordinary course of our or any of our restricted subsidiaries' business, or some liens arising out of governmental contracts;

      (9) some pledges, deposits or liens made or arising under worker's compensation or similar legislation or in some other circumstances;

     (10) some liens in connection with legal proceedings, including some liens arising out of judgments or awards;

     (11) liens for some taxes or assessments, landlord's liens, mechanic's liens and liens and charges incidental to the conduct of the business, or the ownership of our or any of our restricted subsidiaries' assets which were not incurred in connection with the borrowing of money and which do not in our opinion, materially impair the use of the assets in the operation of our business or that of a restricted subsidiary or the value of the assets for its purposes; or

     (12) any other liens not included above, which together with amounts described in paragraph (1) of the next section do not exceed 10% of our consolidated net tangible assets.

     Limitation on Sale and Lease-Back Transactions. We and our restricted subsidiaries will not sell and lease-back for a term greater than three years under a capital lease any material real property or operating assets unless:

     (1) we could incur secured debt on that property equal to the present value of rentals under the lease without having to equally secure the notes; or

     (2) the sale proceeds equal or exceed the fair market value of the property and the net proceeds are used within 180 days to acquire material real property or operating assets or to purchase or redeem notes offered hereby or long term debt, including capital leases, that are senior to or rank on parity with these notes.

     This restriction does not apply to sale and lease-back transactions of material real property or operating assets acquired or constructed after 18 months prior to the date of the indenture as long as a commitment for the sale and lease-back is made within 18 months of acquisition, in the case of operating assets, and of completion of construction and commencement of operations, in the case of material real property.

     Merger and Consolidation. The indenture provides that we will not merge or consolidate with any corporation, partnership or other entity and will not sell, lease or convey all or substantially all of our assets to any entity, unless:

     - we are the surviving entity, or the surviving or successor entity is a corporation or partnership organized under the laws of the United States or a State thereof or the District of Columbia and expressly assumes all our obligations under the indenture and the notes; and

     - immediately after the transaction, we or the surviving or successor entity are not in default in the performance of the covenants and conditions of the indenture.

     Additional Subsidiary Guarantees. The indenture provides that we will not permit any of our subsidiaries to become a guarantor with respect to any indebtedness of our company unless that subsidiary simultaneously executes and delivers a supplemental indenture pursuant to which it will become a guarantor under the indenture. Notwithstanding the preceding sentence, any such guarantee of the notes will provide by its terms that it will automatically and unconditionally be released and discharged under the circumstances described above under the caption "-- Subsidiary Guarantees."

     For the purposes of the proceeding paragraph, "indebtedness" means with respect to any individual or entity:

     (1) every obligation of the individual or entity for money borrowed;

     (2) every obligation of the individual or entity evidenced by bonds, debentures, notes or other similar instruments;

     (3) every obligation of the individual or entity issued or assumed as the deferred purchase price of property, every conditional sale obligation and every obligation under any title retention agreement, in each case if on terms permitting any portion of the purchase price to be paid beyond one year from the date of purchase (but excluding trade accounts payable arising in the ordinary course of business which are not overdue by more than 90 days or which are being contested in good faith);

     (4) every obligation of the individual or entity issued or contracted for as payment in consideration of the purchase by the individual or entity or an affiliate of the individual or entity of all of the corporate stock or rights to the corporate state or substantially all of the assets of another individual or entity or a merger or consolidation to which the individual or entity or an affiliate of the individual or entity was a party;

     (5) every obligation of the type referred to in paragraphs (1) through (4) of other individuals or entities and all dividends of other individuals or entities for the payment of which, in either case such individual or entity is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise; and

     (6) every obligation of the type referred to in paragraphs (1) through (5) of other individuals or entities secured by any lien or any property or asset of such other individuals or entities (whether or not such obligation is assumed by such individual or entity).

     Reports. The indenture requires us to provide the trustee with any information, documents or reports required to be filed with the SEC pursuant to
Section 13 or 15(d) of the Exchange Act within 15 days after they are required to be filed with the SEC.

EVENTS OF DEFAULT

     Holders of notes have special rights if an event of default occurs and is not cured, as described later in this subsection. An event of default occurs when:

     - we fail to pay the principal or any premium on a note on its due date;

     - we fail to pay interest on a note within 30 days of its due date;

     - we fail to deposit any sinking fund payment on its due date;

     - we fail to comply with any other restrictive covenant described in this prospectus or any other term of the indenture, and this failure continues for 60 days after we receive written notice of it;

     - we default in any of our other indebtedness in excess of $50,000,000, and the default results in an acceleration of maturity; or

     - we take specified actions relating to our bankruptcy, insolvency or reorganization.

     If an event of default on the notes of any series occurs and is continuing, the trustee or the holders of at least 25% in principal amount of all of the outstanding notes of that series may require us to immediately repay all of the principal and interest due on the notes of that series. The holders of a majority in principal amount of all of the notes of that series may rescind this accelerated payment requirement, if the rescission would not conflict with any judgment or decree by a court and if all existing events of default have been cured or waived.

     If an event of default occurs and is continuing, the trustee may pursue any remedy available to it to collect payment or to enforce the performance of any provision of the outstanding notes of that series or the indenture.

     The holders of a majority in principal amount of the outstanding notes of that series may generally waive an existing default and its consequences.

MODIFICATION OF THE INDENTURE

     The indenture may be amended without the consent of any holder of the notes:

     - to cure any ambiguity, defect or inconsistency;

     - to permit a successor to assume our obligations under the indenture;

     - to add additional covenants for the benefit of the holders;

     - to add additional events of default;

     - to add or change provisions necessary to facilitate the issuance of the notes; or

     - to entitle the notes to the benefit of security.

     The indenture may be amended with the written consent of the holders of at least 50% in principal amount of the notes of the series affected by the amendment. Holders of at least 50% in principal amount of the notes of the series affected by the amendment may waive our compliance with any provision of the indenture or the notes by giving notice to the trustee.

     However, no amendment or waiver that:

     - changes the maturity of principal or any installment of principal or interest;

     - reduces the amount of principal or interest or premium payable on redemption;

     - reduces the amount of the notes whose holders must consent to an amendment or waiver;

     - modifies provisions related to rights of holders to redeem notes at their option; or

     - changes other rights of holders as specifically identified in the indenture will be effective against any holder of the series of notes affected by the amendment or waiver without the holder's consent.

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

     We may, at our option and at any time, elect to have all of our obligations discharged with respect to the outstanding notes and all obligations of the guarantors discharged with respect to their subsidiary guarantees except for certain obligations. This is known as "legal defeasance." We may not exercise our legal defeasance option with respect to:

     - the rights of holders of outstanding notes to receive payments in respect of the principal of, premium, if any, or interest, if any, on those notes when these payments are due from the trust referred to below;

     - our obligations with respect to the notes concerning the issuance of temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

     - the rights, powers, trusts, duties and immunities of the trustee; and

     - the legal defeasance provisions of the indenture.

     In addition, we may, at our option and at any time, elect to have the obligations of our company and the guarantors released with respect to certain covenants that are specified in the indenture. This is known as "covenant defeasance." If we exercise our covenant defeasance option, any failure to comply with those covenants will not constitute a default or event of default with respect to the notes. In the event covenant defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an event of default with respect to the notes.

     Legal defeasance or covenant defeasance may be effected only if, among other things:

     - we irrevocably deposit with the trustee cash or U.S. government obligations as trust funds in an amount certified to be sufficient to pay at maturity the principal of and interest on all outstanding notes;

     - no default or event of default under the indenture shall have occurred and be continuing either on the date of the deposit or at any time in the period ending on the 121st day after the date of the deposit;

     - in the case of legal defeasance, we deliver to the trustee an opinion of counsel to the effect that the holders of the notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the defeasance and that defeasance will not otherwise alter the holders' U.S. federal income tax treatment of principal and interest payments on the notes. The opinion must be based on a ruling of the Internal Revenue Service or a change in U.S. federal income tax law occurring after the date of the indenture, since that result would not occur under current tax law;

     - legal defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under the indenture or any material agreement or instrument to which we are a party or by which we are bound; and

     - we deliver to the trustee an officer's certificate and an opinion of counsel, each stating that all conditions precedent relating to the legal defeasance or the covenant defeasance have been complied with.

CONCERNING THE TRUSTEE

     If the trustee becomes a creditor of our company or any subsidiary guarantor, the indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any claim as security or otherwise. The trustee may acquire our obligations for its own account. The trustee performs banking and other services for us, and is a lender under some of our credit facilities. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate that conflict or resign.

     The holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. In the performance of its duties, the trustee is entitled to indemnification for any act which would involve it in expense or liability and will not be liable as a result of any action taken in connection with the performance of its duties except for its own gross negligence or default. The trustee is protected in acting upon any direction or document reasonably believed by it to be genuine and to be signed by the proper party or parties or upon the opinion or advice of counsel. The trustee may resign upon written notice to us as provided in the indenture.

                       FEDERAL INCOME TAX CONSIDERATIONS

     The following is a summary of certain U.S. federal income tax considerations that may be relevant to the exchange of old notes for new notes pursuant to the exchange offer and the ownership or disposition of new notes. This summary is based on U.S. federal tax laws in effect on the date of this prospectus. All of these laws and authorities are subject to change, and any change could be effective retroactively. No assurances can be given that any change in these laws or authorities will not affect the accuracy of the discussion described in this summary.

     This summary deals only with holders that hold the old notes and new notes as capital assets as defined in the U.S. federal tax laws. This summary does not address tax considerations applicable to:

     - investors who did not acquire an old note at the initial offering from Goldman, Sachs & Co., Banc One Capital Markets, Inc., Banc of America Securities LLC, Chase Securities Inc. or Salomon Smith Barney for the original offering price of the old note or who do not acquire the new note pursuant to the exchange offer;

     - special classes of holders, such as dealers in securities or currencies, banks, tax-exempt organizations, or life insurance companies; and

     - persons that hold old notes or new notes as a hedge (or as a hedged item) or as part of a straddle or conversion transaction.

     YOU SHOULD CONSULT YOUR OWN TAX ADVISOR IN DETERMINING THE TAX TREATMENT OF THE EXCHANGE OF OLD NOTES FOR NEW NOTES PURSUANT TO THE EXCHANGE OFFER AND OF THE OWNERSHIP AND DISPOSITION OF NEW NOTES, INCLUDING THE APPLICATION TO YOUR PARTICULAR CIRCUMSTANCES OF THE TAX CONSIDERATIONS DISCUSSED BELOW AND OF ANY RELEVANT FOREIGN, STATE, LOCAL OR OTHER TAX LAWS.

     As used herein, the term "U.S. Holder" means a holder of old notes who or that is:

     - a citizen or resident of the United States;

     - a domestic corporation or partnership;

     - an estate the income of which is subject to regular U.S. federal income taxation regardless of its source; or

     - a trust if a court within the United States is able to exercise primary supervision over the administration of that trust and one or more U.S. persons have the authority to control all substantial decisions of that trust.

UNITED STATES TAXATION OF U.S. HOLDERS

     The following discussion applies to you if you are a U.S. Holder.

     Treatment of Exchange of Old Notes for New Notes. An exchange of old notes for new notes will be considered for U.S. federal income tax purposes to be a modification of the old notes. The tax consequences of such a modification depend on whether the modification is considered to be significant. The exchange of an old note for a new note pursuant to the exchange offer will not constitute a significant modification of the old note for U.S. federal income tax purposes. Therefore, you will treat the new note as a continuation of the old note. As a result, you will have no U.S. federal income tax consequences from exchanging an old note for a new note pursuant to the exchange offer. Your adjusted tax basis and holding period in the new note will be the same as you had in the old note immediately before the exchange.

     Payments of Interest. You will include in your gross income as ordinary income the stated interest payable on a new note at the time it is accrued or received, in accordance with your method of accounting for U.S. federal income tax purposes.

     Disposition of the New Notes. When you sell, exchange, or otherwise dispose of a new note, or when we retire the new note (collectively, a "disposition") you generally will recognize capital gain or loss equal to the difference between the amount you realize and your adjusted tax basis in the new note. However, to the extent such amount is attributable to accrued interest, it will be treated as ordinary interest income. The capital gain or loss will be long-term capital gain or loss if your holding period for the new note exceeds one year at the time of the disposition.

UNITED STATES TAXATION OF NON-U.S. HOLDERS

     The following discussion applies to you if you are not a U.S. Holder, referred to below as a "Non-U.S. Holder."

     Treatment of Exchange of Old Notes for New Notes. An exchange of an old note for a new note pursuant to the exchange offer will not constitute a taxable exchange of the old note for Non-U.S. Holders. See "U.S. Holders -- Treatment of Exchange of Old Notes for New Notes."

     Payments of Interest. In general, if you are a non-U.S. holder, payments of interest you receive will not be subject to United States federal withholding tax, provided that one of the following conditions applies:

     - you do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote, you are not a controlled foreign corporation that is related to us actually or constructively through stock ownership and you, as beneficial owner of the new note, provide us or our agent under penalties of perjury your name and address and you certify that you are a Non-U.S. Holder;

     - the interest you receive on the new note is effectively connected with your conduct of a trade or business within the United States and you comply with certain reporting requirements; or

     - you are entitled to the benefits of an income tax treaty under which the interest is exempt from United States withholding tax and you comply with certain reporting requirements.

     Payments of interest not exempt from the U.S. federal withholding tax as described above will be subject to withholding tax at the rate of 30% (subject to reduction under an applicable income tax treaty).

     Disposition of the New Notes. As a Non-U.S. Holder you generally will not be subject to U.S. federal income tax (and generally no tax will be withheld) with respect to gain you realize on the disposition of a new note, unless one of the following conditions applies:

     - the gain is effectively connected with your U.S. trade or business;

     - you are an individual who is present in the United States for 183 or more days during the taxable year of the disposition and certain other requirements are satisfied; or

     - you are subject to certain provisions of U.S. federal income tax law applicable to certain expatriates.

     Effectively Connected Income. If interest and other payments you receive with respect to the new notes (including proceeds from the disposition of the new notes) are effectively connected with your conduct of a trade or business within the United States (or you are otherwise subject to U.S. federal income taxation on a net basis with respect to your ownership of the new notes), you will generally be subject to other rules described above under "United States Taxation of U.S. Holders" (subject to any modification provided under an applicable income tax treaty). You may also be subject to the "branch profits tax" if you are a corporation.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     Certain non-corporate U.S. Holders may be subject to backup withholding at a rate of 31% on payments of principal, premium and interest on, and the proceeds of the disposition of, the new notes. In general, backup withholding will be imposed only if you:

     - fail to furnish your taxpayer identification number ("TIN"), which, for an individual, would be your Social Security number;

     - you furnish an incorrect TIN; or

     - you have been notified by the IRS that you are subject to backup withholding tax for failure to report interest or dividend payments.

In addition, if you are a U.S. Holder, payments of principal and interest will generally be subject to information reporting. You should consult your tax advisor regarding qualification of the payments for exemption from backup withholding and the procedure for obtaining such an exemption, if applicable.

     Backup withholding and information reporting generally will not apply to interest payments made to you if you are a Non-U.S. Holder of a new note and you provide the certification described under "United States Taxation of Non-U.S. Holders -- Payments of Interest" or otherwise establish an exemption from backup withholding. If you are a Non-U.S. Holder, payment of the proceeds of a disposition of the new notes by or through a U.S. office of a broker generally will be subject to backup withholding at a rate of 31% and information reporting unless you certify that you are a Non-U.S. Holder under penalties of perjury or otherwise establish an exemption. Payments of the proceeds of a disposition of the new notes by or through a foreign office of a U.S. broker, a controlled foreign corporation for U.S. federal income tax purposes or a foreign broker with certain relationships to the United States generally will be subject to information reporting, but not backup withholding.

     The amount of any backup withholding will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided that you furnish the required information to the IRS.

RECENTLY ISSUED TREASURY REGULATIONS

     The U.S. Treasury Department recently issued final Treasury regulations governing information reporting and the certification procedures regarding withholding and backup withholding on certain amounts paid to Non-U.S. Holders. The new Treasury regulations are generally effective for payments made after December 31, 2000. In addition, the new Treasury regulations would alter the procedures for claiming the benefits of an income tax treaty and may change the certification procedures relating to the receipt by intermediaries of payments on behalf of a beneficial owner of a new note. With some exceptions, the new regulations treat a payment to a foreign partnership as a payment directly to the partners. Prospective investors should consult their tax advisors concerning the effect, if any, of such new Treasury regulations on an investment in the new notes.

                              PLAN OF DISTRIBUTION

     Based on interpretations by the SEC described in no-action letters issued to third parties in similar transactions, we believe that the new notes issued in the exchange offer in exchange for the old notes may be offered for resale, resold and otherwise transferred by holders without compliance with the registration and prospectus delivery provisions of the Securities Act, as long as the new notes are acquired in the ordinary course of such holders' business and the holders are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of new notes. This position does not apply to any holder that is:

     (1) an "affiliate" of ours within the meaning of Rule 406 under the Securities Act;

     (2) a broker-dealer who acquired notes directly from us; or

     (3) a broker-dealer who acquired notes as a result of market-making or other trading activities.

     Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of those notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes that had been acquired as a result of market-making or other trading activities. We have agreed that, for a period of 180 days after the expiration date of the exchange offer, we will make this prospectus, as it may be amended or supplemented, available to any broker-dealer for use in connection with any such resale.

     We will not receive any proceeds from any sales of notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on those notes or a combination of those methods, at market prices prevailing at the time of resale, at prices related to prevailing market prices or at negotiated prices. These resales may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from the selling broker-dealer or the purchasers of the new notes. Any broker-dealer that resells registered notes that it received for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of those notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of those notes and any commission or concessions received by any participating broker or dealer may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

                                 LEGAL MATTERS

     The validity of the new notes and the guarantees will be passed upon for Kroger by Paul Heldman, Esq., Senior Vice President, Secretary and General Counsel of Kroger. As of August 31, 1999, Mr. Heldman owned approximately 88,236 shares of Kroger common stock and had options to acquire an additional 409,166 shares.

                                    EXPERTS

     The financial statements incorporated in this prospectus by reference to Kroger's Annual Report on Form 10-K for the year ended January 2, 1999 and to the Current Report on Form 8-K dated August 20, 1999 have been so incorporated in reliance on the reports (which contain an explanatory paragraph that describes a change in Kroger's application of the LIFO method of accounting for store inventories) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The financial statements incorporated in this prospectus by reference to Kroger's Current Report on Form 8-K dated May 10, 1999 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The supplemental consolidated financial statements incorporated in this prospectus by reference to the Current Report on Form 8-K dated May 28, 1999, have been so incorporated in reliance on the report (which contains an explanatory paragraph that describes a change in Kroger's application of the LIFO method of accounting for store inventories and an explanatory paragraph that describes the retroactive effect given to the merger of Kroger and Fred Meyer, Inc., which has been accounted for as a pooling of interests) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The consolidated financial statements of Fred Meyer, Inc. as of January 30, 1999 and January 31, 1998 and for the fiscal years ended January 30, 1999, January 31, 1998 and February 1, 1997, incorporated in this prospectus by reference to the Fred Meyer, Inc. Form 10-K, for the fiscal year ended January 30, 1999 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report included in that Form 10-K.

                           FORWARD-LOOKING STATEMENTS

     This prospectus contains, or incorporates by reference, certain statements that may be deemed "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future are forward-looking statements. These statements are based on certain assumptions and assessments made by our management in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes to be appropriate. The forward-looking statements included in this prospectus are also subject to a number of material risks and uncertainties, including but not limited to economic, competitive, governmental and technological factors affecting our operations, markets, products, services and prices, and other factors discussed in our filings under the Securities Act and the Exchange Act. Prospective investors are cautioned that these forward-looking statements are not guarantees of future performance and that actual results, developments and business decisions may differ from those envisaged by these forward-looking statements.

                         LIST OF SUBSIDIARY GUARANTORS

                     NAME OF GUARANTOR                        JURISDICTION OF ORGANIZATION
                     -----------------                        ----------------------------
Alpha Beta Company..........................................  California
Bay Area Warehouse Stores, Inc..............................  California
Bell Markets, Inc...........................................  California
Cala Co.....................................................  Delaware
Cala Foods, Inc.............................................  California
CB&S Advertising Agency, Inc................................  Oregon
City Market, Inc............................................  Colorado
Compare, Inc................................................  Delaware
Crawford Stores, Inc........................................  California
Dillon Companies, Inc.......................................  Kansas
Dillon Real Estate Co., Inc.................................  Kansas
Distribution Trucking Company...............................  Oregon
Drug Distributors, Inc......................................  Indiana
FM Holding Corporation......................................  Delaware
FM, Inc.....................................................  Utah
FM Retail Services, Inc.....................................  Washington
Food 4 Less GM, Inc.........................................  California
Food 4 Less Holdings, Inc...................................  Delaware
Food 4 Less Merchandising, Inc..............................  California
Food 4 Less of California, Inc..............................  California
Food 4 Less of Southern California, Inc.....................  Delaware
Fred Meyer, Inc.............................................  Delaware
Fred Meyer Jewelers, Inc....................................  Delaware
Fred Meyer of Alaska, Inc...................................  Alaska
Fred Meyer of California, Inc...............................  California
Fred Meyer Stores, Inc......................................  Delaware
Grand Central, Inc..........................................  Utah
Henpil, Inc.................................................  Texas
Hughes Markets, Inc.........................................  California
Hughes Realty, Inc..........................................  California
Inter-American Foods, Inc...................................  Ohio
Jackson Ice Cream Co., Inc..................................  Kansas
JH Properties, Inc..........................................  Washington
Junior Food Stores of West Florida, Inc.....................  Florida
J.V. Distributing, Inc......................................  Michigan
KRGP Inc....................................................  Ohio
KRLP Inc....................................................  Ohio
The Kroger Co. of Michigan..................................  Michigan
Kroger Dedicated Logistics Co...............................  Ohio

                     NAME OF GUARANTOR                        JURISDICTION OF ORGANIZATION
                     -----------------                        ----------------------------
Kroger Limited Partnership I................................  Ohio
Kroger Limited Partnership II...............................  Ohio
KU Acquisition Corporation..................................  Washington
Kwik Shop, Inc..............................................  Kansas
Merksamer Jewelers, Inc.....................................  California
Mini Mart, Inc..............................................  Wyoming
Peyton's-Southeastern, Inc..................................  Tennessee
QFC Sub, Inc................................................  Washington
Quality Food Centers, Inc...................................  Washington
Quality Food Holdings, Inc..................................  Delaware
Quality Food, Inc...........................................  Delaware
Quik Stop Markets, Inc......................................  California
Ralphs Grocery Company......................................  Delaware
Richie's Inc................................................  Texas
Rocket Newco, Inc...........................................  Texas
Roundup Co..................................................  Washington
Saint Lawrence Holding Company..............................  Delaware
Second Story, Inc...........................................  Washington
Smith's Beverage of Wyoming, Inc............................  Wyoming
Smith's Food & Drug Centers, Inc............................  Delaware
Smitty's Equipment Leasing, Inc.............................  Delaware
Smitty's Super Valu, Inc....................................  Delaware
Smitty's Supermarkets, Inc..................................  Delaware
THGP Co., Inc...............................................  Pennsylvania
THLP Co., Inc...............................................  Pennsylvania
Topvalco, Inc...............................................  Ohio
Treasure Valley Land Company, L.C...........................  Idaho
Turkey Hill, L.P............................................  Pennsylvania
Vine Court Assurance Incorporated...........................  Vermont
Wells Aircraft, Inc.........................................  Kansas
Western Property Investment Group, Inc......................  California
Wydiv, Inc..................................................  Texas